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                                                                  EXHIBIT 10.15

                            BREAKAWAY SOLUTIONS, INC.





                                            May 14, 1999

William P. Loftus
216 Wynne Lane
Haverford, PA 19041


Dear Bill:

         Breakaway Solutions, Inc. (the "Company") is pleased to offer you the position of Vice President, Chief Technology Officer and General Manager of the Company's Internet Solutions Service Line (the "Position") subject to the terms and conditions set forth in this letter agreement ("Agreement"). In consideration of the mutual agreements set forth below, you and the Company agree to the following:

1.       EFFECTIVE DATE; TERM; EFFECT OF TERMINATION OF THIS AGREEMENT.

         (a) EFFECTIVE DATE. This Agreement shall be effective on the date set forth above (such date being referred to as the "Effective Date") and shall continue until your employment with the Company is terminated. In connection with your execution of this Agreement you agree that upon request of the Company you shall provide proof of your legal right to work in the United States as required by the U.S. Immigration and Naturalization Service.

         (b) EFFECT OF TERMINATION OF THIS AGREEMENT. Termination of your employment with the Company shall terminate this Agreement. Following termination of this Agreement, this Agreement shall become null and void and no party hereto (or any of their respective directors, officers or employees) shall have any liability or further obligation to any other party hereto under this Agreement, except as provided in Sections 3, 4, 5, 6 and 7 of this Agreement, each of which provisions shall survive termination of this Agreement. Nothing contained in this Section 1 shall relieve any party from liability for any breach of this Agreement occurring prior to any termination.

2. POSITION, DUTIES AND DURATION OF ASSIGNMENT. You will serve in the Position with such duties and responsibilities as may be reasonably assigned by the Chief Executive Officer and as are commensurate with the duties and responsibilities of chief technology officers of companies that are of comparable size and in comparable industries to the Company. You will report to the Chief Executive Officer. You will devote all of your business time, skill, attention and best efforts to the Company's business and to discharge


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and fulfill the responsibilities assigned to you by the Company during your employment, it being understood that your devotion of a reasonable amount of time to update the Java language text of which you are co-author shall be deemed for purposes of this paragraph to be the Company's business. You shall not render services to any other person or entity without the prior written consent of the Company, and you shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of the Position. You acknowledge that your employment with the Company is "at will" and is subject to termination by either the Company or you at any time, with or without cause. You will perform the duties and responsibilities of the Position principally from Haverford, Pennsylvania, or the vicinity thereof, except for reasonable periodic travel that may be necessary in connection with the performance of the duties and responsibilities of the Position.

3.       COMPENSATION AND BENEFITS.

         (a) SALARY. During your employment you will receive a base salary of $200,000 per annum paid in accordance with the Company's normal payroll practice. The Company will make such deductions, withholdings and other payments from sums payable pursuant to this Agreement which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chosen by you. In the event of your death, the Company will make all salary payments, profit sharing payments and expense reimbursements which are accrued and not yet paid as of the date of your death to your legal representative. All dollar amounts stated in this and all other Sections of this Agreement refer to United States currency.

         (b) PROFIT SHARING. For each fiscal year, you will be eligible to receive profit sharing distributions of up to an aggregate of 30% of annual salary for such fiscal year contingent on the Company achieving specified profit targets as specified by the Company's Board of Directors, such distributions to be made at times and in the percentage amounts as set forth in the Company's profit sharing plan.

         (c) BENEFITS. You will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to officers of the Company. The Company may change, amend, modify or completely eliminate any benefit plan from time to time.

         (d) BUSINESS EXPENSES. You will be entitled to reimbursement for necessary and reasonable business expenses incurred by you in your employment with the Company in accordance with accounting procedures as the Company shall adopt from time to time.

         (e) VACATION/HOLIDAYS. During your employment under this Agreement you will be entitled to four weeks paid vacation, accrued in accordance with Company policies, and Company holidays in accordance with the Company's holiday policies, as they may be amended from time to time.


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         (f) RECEIPT OF DOCUMENTATION. You acknowledge that you have received from the Company copies of the Company's benefits plans. You understand and agree that the Company has reserved the right and option, in its sole discretion, to change, interpret or modify these and all other plans or policies at any time in accordance with the terms of the respective plans or policies.

4.       RESTRICTIONS AND CONDITIONS.

         As an express condition of this Agreement and your continued employment with the Company, you agree to comply with the agreements and other conditions in this Section.

         (a) AGREEMENT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. While employed by the Company and thereafter, you shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to your employment by, and for the benefit of, the Company, or disclose to anyone outside of the Company any such Confidential Information. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information, inventions and developments, including customer lists, business plans, and all other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including you) or received by the Company from an outside source, which is in the possession of the Company and which is maintained in confidence by the Company or which might permit the Company or its clients or customers (hereinafter collectively referred to as "Clients") to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. This provision does not apply to any Confidential Information that the Company has voluntarily disclosed to the public that you are required by law, court order or otherwise to disclose, or that has otherwise entered the public domain through no fault of yours. You understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. You agree that all such information shall be Confidential Information for purposes of this Agreement.

         (b) ASSIGNMENT OF DEVELOPMENTS. You agree that all Confidential Information and all other discoveries, inventions, ideas, designs, concepts, processes, methods and improvements or parts thereof, conceived or otherwise made by you during the period of your employment by the Company, alone or jointly with others and in any way relating to the Company's present or proposed products or services or to tasks assigned to you during the course of your employment, whether or not made during your regular working hours or on the Company's premises (hereinafter collectively referred to as "Developments"), together with all products or services which embody such Developments, shall be the sole property of the Company. You agree to, and hereby do, assign to the Company all your right, title and interest throughout the world in and to all


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Developments and to anything tangible which evidences or constitutes any such
Development. You agree that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, you hereby agree to assign to the Company all copyrights, patents, reproductions and other proprietary rights you may have in any such Development, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights with respect thereto.

         (c) EXCEPTIONS TO THIS AGREEMENT. You hereby certify that you have informed Company in writing of any and all continuing obligations which you have to any previous employer and all Confidential Information or Developments which you claim as your own or otherwise intend to exclude from this Agreement.

         (d) EMPLOYEE'S OBLIGATION TO COOPERATE. You will, at any time during your employment, on request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

         (e) RETURN OF PROPERTY. At any time on request of the Company, you shall return promptly all documents and other property belonging to the Company or its Clients or business partners.

         (f) RESTRICTIONS ON CERTAIN POST-EMPLOYMENT ACTIVITIES.

                  (i) As long as you are employed by the Company and for a period of nine months after the termination of your employment for any reason (except in conjunction with a general solicitation for employees), you shall not solicit, or induce to resign any employee of the Company (or anyone who was an employee of the Company during the period beginning six months prior to your termination of employment with the Company), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

                  (ii) As long as you are employed by the Company, and for a period of nine months following termination of your employment, you shall not either directly or indirectly (a) solicit, divert or attempt to divert from the Company to yourself or to any other person or business entity the business or patronage of any of the Clients or business partners of the Company; or (b) provide services, whether on your own behalf or as an owner, manager, consultant, director, officer, partner or employee of any other person or business entity, to any of the Clients of the Company; provided, however, that clause (b) shall not prohibit you from accepting employment as a direct employee of Clients or business partners. In the event that you breach any of the terms of this Section, the prohibitions set forth in this Section will remain in effect for nine months from the discovery of such breach by an officer of the Company.


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         (g) NO OTHER AGREEMENT. You warrant that you are not subject to any agreement or obligation with any other party which would or could in any way conflict with your obligations under this Agreement. You agree to indemnify and hold harmless the Company from any claims, actions or damages arising from or relating to a breach or alleged breach of this subsection.

         (h) EQUITABLE REMEDIES; SURVIVAL. You and the Company agree that upon a breach or violation of any provision of this Section 4, the Company, in addition to all other remedies which might be available to it, shall be entitled as a matter of right to equitable relief in any court of competent jurisdiction, including the right to obtain injunctive relief or specific performance. You and the Company agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to the Company as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of this Section 4 shall survive termination of this Agreement.

5.       COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

         Upon termination of your employment (such date of termination being referred to as the "Termination Date"), regardless of when such termination occurs, the Company will pay you the compensation and benefits as described in this Section 5.

         (a) The Company will pay you on or about the Termination Date all salary, profit sharing and vacation pay, if any, that has been earned (or, in the case of profit sharing payments, that would have been earned) or accrued through the date of your termination from the Company and has not yet been paid (in the case of profit sharing payments, such amounts to be prorated based on the Termination Date).

         (b) You may be entitled to continuation of applicable life insurance, accidental death and disability or other benefits for one (1) year, provided that you make an appropriate conversion and comply with the requirements of the applicable benefit plans.

         (c) You will not be entitled to receive any other compensation or benefits provided by, through or on behalf of the Company, under this Agreement other than benefits that are vested as of the date of termination and that are payable in accordance with the terms of any applicable benefit plan.

         (d) You acknowledge and agree that the compensation and benefits provided above have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements which may be required by any jurisdiction. This Section 5 constitutes your only rights to compensation, benefits, damages, or other remedies arising out of the termination of your employment.


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         (e)      The provisions of this Section 5 shall survive termination of this Agreement.

6.       CHANGE OF CONTROL PROVISIONS

         Upon the occurrence of a Change of Control, the vesting of any options granted to you to purchase shares of Company Common Stock, if any, shall automatically vest in full. For purpose of this Section 6, "Change of Control" shall mean the occurrence of any of the following events:

         (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

         (ii) any approval by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company or an agreement or agreements for the sale, lease, exchange, disposition or other transfer (in one transaction or a series of transactions) by the Company of all or substantially all of the assets of the Company; or

         (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said
                  Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; PROVIDED HOWEVER, that this section shall not apply to any person or persons who, either individually or jointly, on the date of this Agreement beneficially owned securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities.

7.       SEVERANCE BENEFITS.

         (a) In the event that the Company terminates your employment other than for cause (as defined below) or materially reduces your compensation and benefits, you shall be entitled to the following severance benefits: (i) a payment, within thirty (30) days of such termination, in the amount of nine (9) months salary then in effect, less standard deductions and withholdings, (ii) a payment, within thirty (30) days after the close of the quarter in which your employment was terminated, for the pro rated amount of the quarterly profit sharing payment paid by the Company to which you would have been


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entitled had you been employed by the Company at the close of such quarter, less standard deductions and withholdings, (iii) the acceleration of vesting with respect to options to purchase Common Stock of the Company held by you at the time of such termination as if your employment with the Company had continued uninterrupted for an additional twelve (12) months, and (iv) the continuation for a period of one (1) year following such termination of your right to participate in or enjoy benefits under any benefit plan of the Company in which you are participating at the time of such termination, so long as such benefit plan remains generally available to similarly situated employees of the Company. You agree that nothing in this Agreement obligates the Company to maintain any such benefit plans or prevents the Company from modifying or eliminating the rights of all participants under such benefit plans from time to time, in the sole discretion of the Board.

         (b) The Company's termination of your employment with the Company shall be without "cause" if the Company terminates your employment with the Company for any reason other than: (i) the substantial and continuing failure, after thirty (30) days' notice thereof, to render services to the Company or any subsidiary of the Company in accordance with the terms or requirements of your position and duties; (ii) gross negligence or willful misconduct in the performance of your duties or a breach of fiduciary duty to the Company or any subsidiary of the Company; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the written rules or policies of the Company or any subsidiary of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary of the Company; (v) the intentional unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary of the Company; or (vi) the conviction of a felony.

8.       GENERAL.

         (a) EMPLOYMENT ELIGIBILITY. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States, the Company may not be able to employ you in the Position and may terminate your employment. If you are a citizen of a restricted country (as identified by the U.S. Department of Commerce) you must receive a validated license from the Office of Export Licensing. This license must be obtained within a time limit established by the Company.

         (b) GOVERNING LAW. The validity, interpretation, effect, and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to choice of law rules.

         (c) ENTIRE AGREEMENT. In making your decision whether or not to accept this offer, you agree that you have not relied upon any promises or representations made by the Company, other than those made in this letter. This Agreement sets forth the entire agreement and understanding between you and the Company with respect to your employment by the Company, and supersede any other negotiations, agreements,


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understandings, oral agreements, representations or past or future practices, whether written or oral, with, by or of the Company.

         Each Company plan or policy referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies between this Agreement and any such plan or policy or future plan or policy exist, the most recent applicable plan document or official policy shall control.

         (d) MODIFICATION. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by you and the Chief Executive Officer of the Company.

         (e) SEVERABILITY AND INTERPRETATION. In the event that any provision or any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement and the other provisions shall remain fully valid and enforceable. In the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

         (f) NOTICES. All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested. Notices given to the Company shall be addressed to the Company at its address set forth on the first page of this Agreement, or at such later address where the Company's principal offices are located. Notice to you shall be to the last known address as set forth in your personnel file. Notice given by personal delivery shall be deemed given when delivered. Notice given by mail shall be deemed given five (5) days following the date of mailing.

         (g) MISCELLANEOUS. The rights of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations hereunder. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon your heirs, executors, administrators or other legal representatives and their legal assigns.

         (h) WAIVER. A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.


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         (i) SURVIVAL. The provisions of this Section 8 shall survive termination of this Agreement.


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         If you agree with the foregoing, please sign below and return the original to me. You may keep the enclosed copy for your records.



                                           Sincerely,

                                           Breakaway Solutions, Inc.

                                           By: /s/ Gordon Brooks
                                               -----------------------------
                                               Gordon Brooks, President

Agreed to this     day of     , 1999
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Employee:
         --------------------------






                            "EMPLOYMENT AGREEMENT"

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         If you agree with the foregoing, please sign below and return the original to me. You may keep the enclosed copy for your records.



                                           Sincerely,

                                           Breakaway Solutions, Inc.

                                           By: /s/ Gordon Brooks
                                               -----------------------------
                                               Gordon Brooks, President

Agreed to this 16th day of May, 1999
               ----        ---

Employee:/s/ William P. Loftus
         -------------------------



                            "EMPLOYMENT AGREEMENT"